EXHIBIT No. 99.1

Audited Financial Statements
With Report of Independent Registered Public Accounting Firm

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

December 31, 2004

Report of Independent Registered Public Accounting Firm

Plan Administrator
Chemical Financial Corporation
2001 Stock Purchase Plan for Subsidiary and Community Bank Directors

          We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors as of December 31, 2004 and December 31, 2003, and the related statements of income and changes in plan equity for the years ended December 31, 2004 and December 31, 2003, and for the period from March 25, 2002 to December 31, 2002. These financial statements are the responsibility of the Plan's Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors at December 31, 2004 and December 31, 2003 and the results of its operations and changes in its plan equity for the years ended December 31, 2004 and December 31, 2003, and for the period from March 25, 2002 to December 31, 2002, in conformity with U.S. generally accepted accounting principles.

s/ Ernst & Young LLP
Detroit, Michigan

Date: March 15, 2005

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Statements of Financial Condition

	December 31 2004	December 31 2003
Assets
Cash	$884	$704
Common stock receivable of Chemical
Financial Corporation, at market value - (6,579 shares at a cost of $231,308 at December 31, 2004 and 7,368 shares at a cost of $219,555 at December 31, 2003)	267,239	255,349
Total Assets	$268,123	$256,053

Plan Equity
Plan equity (51 participants at December 31, 2004 and 45 participants at December 31, 2003)	$268,123	$256,053

See accompanying notes.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Statements of Income and Changes in Plan Equity

Additions	Year Ended December 31 2004	Year Ended December 31 2003	Period from March 25, 2002 to December 31, 2002

Participant contributions	$227,925	$214,900	$189,650
Dividend equivalents and
fractional share interests	3,564	4,560	4,944
Transfer from prior plan (Note 1)	-	-	139,671
	231,489	219,460	334,265

Deductions
Plan distributions	255,431	202,601	138,942
	(23,942)	16,859	195,323
Net unrealized appreciation
in fair value of common stock receivable	36,012	35,794	8,077
Net increase	12,070	52,653	203,400
Plan equity at beginning of period	256,053	203,400	-
Plan equity at end of period	$268,123	$256,053	$203,400

See accompanying notes.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Notes to Financial Statements
December 31, 2004

Note 1 - Description of the Plan

The Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors (Plan) was made effective by Chemical Financial Corporation (Corporation) on March 25, 2002. The Plan is designed to provide non-employee directors of the Corporation's subsidiaries and community banks, who are neither directors nor employees of the Corporation, with a convenient method of acquiring Corporation stock. The Plan provides for a maximum of 75,000 shares of the Corporation's common stock, $1.00 par value (Common Stock), subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Plan (including stock dividends and stock splits), to be available under the Plan.

Subsidiary directors and community bank directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their board of director fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or community bank directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock that is credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year. The Plan provides for dividend equivalents to be credited to each participant's cash account as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or community bank directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Notes to Financial Statements (continued)
December 31, 2004

Note 1 - Description of the Plan (continued)

On March 25, 2002, a common stock receivable for 5,089 shares of the Corporation, with a market value of $138,942 and a cost basis of $119,237, and cash of $729 of the 1998 Stock Purchase Plan for Subsidiary Directors were transferred to the Plan. The 1998 Stock Purchase Plan for Subsidiary Directors had the same terms and provisions as the Plan. The Plan had 63,276 shares and 70,644 shares as of December 31, 2004 and 2003, respectively, of the Corporation's common stock available for future issuance, adjusted for the 5% stock dividend paid by the Corporation on January 24, 2003; and the 5% stock dividend declared on December 13, 2004 and paid on January 28, 2005.

The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

The Plan provides that all expenses of the Plan and its administration shall be paid by the Corporation.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of the Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Notes to Financial Statements (continued)
December 31, 2004

Note 2 - Summary of Accounting Policies

Valuation of Common Stock Receivable

Common stock receivable of the Corporation is recorded at the market value per share of the Corporation's common stock multiplied by the number of shares receivable at the valuation date. Market value is based on the closing bid price of the Corporation's common stock at year end ($40.62 per share at December 31, 2004 and $34.66 per share at December 31, 2003). The number of shares receivable and the closing bid price as of December 31, 2004 and December 31, 2003 were adjusted for the 5% stock dividend on the Corporation's common stock declared on December 13, 2004 and paid on January 28, 2005.

Income

Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

Contributions

Contributions are accounted for on the accrual basis.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Notes to Financial Statements (continued)
December 31, 2004

Note 3 - Contributions

Contributions for participants by the participating companies were as follows:

Participating Company	Year Ended December 31, 2004	Year Ended December 31 2003	Period from March 25, 2002 to December 31 2002

Chemical Bank and Trust Co.	$94,575	$95,850	$89,550
Chemical Bank Shoreline	62,850	52,000	27,700
Chemical Bank West	65,700	61,450	68,800
CFC Data Corp	-	800	2,800
CFC Financial Services, Inc.	2,400	2,400	400
CFC Title Services, Inc.	2,400	2,400	400
Total Participant Contributions	$227,925	$214,900	$189,650